                                                                 EXHIBIT (16)(b)


                                   EXHIBIT 16
                        TOTAL RETURN CALCULATION EXAMPLE



                                        1/n
             TOTAL RETURN:  T = [(ERV/P)    - 1]
               Where:       P = A hypothetical investment of $1,000
                            ERV =    The ending redeemable value of the
                                     $1,000 initial investment
                            T = Total Return
                            n = Number of periods



Aggregate total return calculations for the Institutional Class of the Conestoga International Equity Balanced, and Short-term Income Funds.

                                    International Equity                Balanced              Short-term Income
 P                                              1,000.00                1,000.00                      1,000.00
 n                                                     1                       1                             1
ERV                                             1,129.00                1,049.20                      1,022.00
 T                                                12.90%                   4.92%                         2.20%

Aggregate total return calculations with a sales load of 2.00% for the Retail Class of the Conestoga International Equity, Balanced, and Short-term Income Funds.

                                    International Equity                Balanced              Short-term Income
 P                                              1,000.00                1,000.00                      1,000.00
 n                                                     1                       1                             1
ERV                                             1,105.90                1,028.60                      1,000.20
 T                                                10.59%                   2.86%                         0.02%

                      SEC 30 DAY YIELD CALCULATION EXAMPLE




                                                          6
                              SEC YIELD = 2[((A-B/CD) + 1)  - 1]
                                  Where: a = Total gross income for the period
                                         b = Total net expenses for the period
                                         c = Average daily number of shares
                                             outstanding during the period.
                                         d = Maximum offering price per share
                                             on the last day of the period.


                                                                 Balanced
                                                ------------------------------------------
                                                    Institutional                  Retail
a - Total Income                                     137,221.71                    263.37
b - Expenses                                          23,835.81                     58.83
c - Shares                                          3,478,193.230                 6,646.314
d - Maximum offering price                              10.44                       10.65
Yield                                                   3.78%                       3.49%


                                                              Short-term Income
                                                  -----------------------------------------
                                                    Institutional                  Retail
a - Total Income                                     192,589.56                     55.47
b - Expenses                                          19,015.56                     7.53
c - Shares                                          3,896,720.712                 1,119.504
d - Maximum offering price                              10.02                       10.21
Yield                                                   5.39%                       5.09%